UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2024

IMUNON, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	IMNN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Financial Officer

On May 15, 2024, Jeffrey Church informed Imunon, Inc. (the “Company”) of his intent to retire from all positions with the Company, and Mr. Church’s employment with the Company will end, effective June 1, 2024 (the “Retirement Date”). Mr. Church currently serves as our Chief Financial Officer, a position he has held since July 2010. To help ensure a smooth transition of his responsibilities to his successor, Mr. Church and the Company agreed that he will transition to a consulting role with the Company.

On May 17, 2024, the Company and Mr. Church entered into a retirement and consulting agreement (the “Retirement and Consulting Agreement”) pursuant to which he will provide the Company consulting services for a seven-month period until December 31, 2024 (the “Consulting Period”). During the Consulting Period, Mr. Church will be paid a monthly retainer of $10,000, plus an additional $250 for each hour of services performed in excess of 40 hours per month. In addition, pursuant to the Retirement and Consulting Agreement, Mr. Church is entitled to receive (i) within 30 days following his Retirement Date, any accrued but unpaid salary and any unreimbursed business expenses incurred prior to his Retirement Date and (ii) a retirement bonus in the amount of $428,615.00. Mr. Church will also remain eligible to receive a portion of his performance-based bonus for fiscal year 2023, as well as a pro-rated bonus for fiscal year 2024. The Retirement and Consulting Agreement is subject to a customary release of claims in the Company’s favor.

The foregoing description of the Retirement and Consulting Agreement is not complete and is qualified in its entirety by reference to the Retirement and Consulting Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Appointment of New Chief Financial Officer

As a result of Mr. Church’s retirement, effective June 1, 2024, the Company appointed David Gaiero to serve as the Company’s new Chief Financial Officer under a professional agreement (the “Agreement”) between the Company and Monomoy Advisors, LLC, a financial advisory services firm (“Monomoy”). Mr. Gaiero will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Gaiero, age 46, currently serves as a partner with Monomoy. Mr. Gaiero has served as Chief Financial Officer of Cyteir Therapeutics, Inc. since January 2023 and previously as their Vice President of Finance from December 2020 until December 2022. Prior to joining Cyteir Therapeutics, Mr. Gaiero served in various roles at Wave Life Sciences (Nasdaq: WVE) from July 2017 to December 2020, most recently serving as Interim Chief Financial Officer and prior to that, serving as Vice President and Corporate Controller. Prior to joining Wave Life Sciences, from September 2015 to July 2017, Mr. Gaiero served as Vice President and Corporate Controller of OvaScience, Inc. Prior to that, Mr. Gaiero held various positions of increasing responsibility and scope in finance and accounting at iRobot Corporation. Mr. Gaiero began his career in public accounting at PricewaterhouseCoopers LLP. Mr. Gaiero received a B.B.A. in Accounting from the University of Massachusetts, Amherst, and is a Certified Public Accountant in Massachusetts.

Under the Agreement, the Company will pay Monomoy $35,000 per month for Mr. Gaiero’s service as the Company’s Chief Financial Officer. The foregoing description of the Consulting Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.2 and incorporated by reference herein.

The selection of Mr. Gaiero to serve as principal financial officer and principal accounting officer was not pursuant to any arrangement or understanding between him and any other person. Mr. Gaiero has no family relationship with any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Retirement and Consulting Agreement, dated May 17, 2024, between Imunon, Inc. and Jeffrey Church
10.2@	Consulting Agreement, dated April 15, 2024, by and between Imunon, Inc. and Monomoy Advisors, LLC
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

@Portions of this document (indicated by “[***]”) have been omitted because such information is not material and is the type of information that the Registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMUNON, INC.

Dated: May 20, 2024	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Executive Vice President, Chief Financial Officer and Corporate Secretary